                                                                    EXHIBIT 99.1

                  EFFICIENT NETWORKS, INC. REPORTS REVENUES OF
              $102.5 MILLION FOR THE SECOND QUARTER OF FISCAL 2001

    Results represent 3rd consecutive quarter of revenue above $100 million and an increase of 246% from year-ago quarter

DALLAS--January 18, 2001--Efficient Networks, Inc. (NASDAQ: EFNT), a global leader in broadband digital subscriber line (DSL) solutions, today reported second quarter revenue of $102.5 million, the third consecutive quarter of revenues above $100 million.

Revenues for the quarter ending December 31, 2000 were $102.5 million, compared to revenues of $127.2 million for the quarter ended September 30, 2000 and an increase of 246% over revenues of $29.6 million achieved in the comparable quarter a year ago. The company's sequential revenue growth rate over the past 12 months is more than 36% per quarter.

Reviewing the second quarter, Efficient Networks' Chairman Mark Floyd said:
"Revenue increased dramatically from a year ago, and demand for our products remains strong worldwide. With only approximately 1% of copper phone loops penetrated by DSL, the market potential for DSL continues to be tremendous.
DSL is a fundamental technology that is in demand by a variety of users for a
wide range of applications."   Floyd further stated "the company's balance sheet
is strong with $436 million in cash and short-term investments, and we are well-positioned to leverage our strengths to capitalize on this opportunity."

The operating loss for the quarter ended December 31, 2000, excluding amortization of deferred stock option compensation and goodwill, was approximately $7.3 million, or $0.12 per share based on 58.9 million weighted
average shares outstanding.   This compares to an operating profit of $6.1
million or $0.10 per share based on 58.5 million weighted average shares outstanding for the quarter ended September 30, 2000, excluding amortization of deferred stock option compensation, goodwill and merger costs, and to an operating loss of $3.8 million or $0.09 per share based on 41.1 million weighted average shares outstanding

                                                                               1
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for the corresponding quarter one year ago, excluding amortization of deferred stock option compensation and acquisition related charges.

Gross margins in the second quarter were 33.1%, compared to 32.7% for the quarter ended September 30, 2000.

Operating expenses, excluding acquisition related charges and deferred stock option compensation, were $42.5 million or 41% of net revenues for the quarter ended December 31, 2000, compared to $36.7 million or 29% of net revenues for the quarter ended September 30, 2000 and $12.9 million or 43% in the comparable quarter one year ago. The increase in operating expenses in absolute amount resulted primarily from an increase in the company's research and development and sales and marketing organizations.

The net loss for the December quarter was $56.3 million, or $0.96 per share.
Net loss for the December quarter included amortization of deferred stock option compensation of $1.1 million, and amortization of $47.9 million of intangible assets relating to the December 1999 acquisition of FlowPoint Corporation and
the May 2000 acquisition of Network TeleSystems, Inc.    This compared with a
net loss of $45.2 million, or $0.77 per share (including amortization of deferred stock option compensation of $1.2 million, amortization of intangible assets of $47.2 million and $3.0 million of merger costs relating to the September 2000 acquisition of MultiMedia Development Corporation) for the quarter ended September 30, 2000 and a loss of $17.3 million (including amortization of deferred stock option compensation of $1.2 million and amortization of intangible assets and acquisition charges of $12.3 million relating to the December 1999 acquisition of FlowPoint Corporation) for the corresponding quarter one year ago.

Note: The Efficient Networks conference call will be broadcast live over the Internet on Thursday, January 18, 2001 at 7:30 a.m. CT. Log on to www.efficient.com, click on "Investor Relations," then "Conference Calls."
-----------------
RealPlayer software is required and is downloadable at no cost from www.real.com/products/player/index.html.

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About Efficient Networks

Efficient Networks, Inc., is a leading provider of broadband access products
that employ digital subscriber line (DSL) technology.   The company's voice and
data access solutions enable high-performance network services for small to mid-sized businesses and consumers. As part of its complete broadband solution, Efficient also provides network management systems that extend from the core of carriers' networks to the subscribers' desktops. Efficient works closely with network equipment vendors, incumbent and competitive carriers, and Internet service providers around the world. The company's goal is to accelerate the adoption of broadband networks and services. Efficient Networks is based in
Dallas, Texas, with sales and support offices worldwide.   For more information,
visit our web site at www.efficient.com or contact us at +1 (972) 852-1000.


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                           EFFICIENT NETWORKS, INC.
                          Consolidated Balance Sheets
                       (In thousands, except share data)


                                 Assets                                      December 31, 2000          June 30, 2000
                                                                          ------------------------  ----------------------
                                                                                (unaudited)
Current assets:
 Cash and cash equivalents                                                             $  125,608              $  178,997
 Short-term investments                                                                   310,840                 326,742
 Accounts receivable, net of allowance for doubtful accounts of $3,113                    114,080                  91,687
  and $1,687 at December 31, 2000 and June 30, 2000, respectively
 Inventory deposit                                                                         50,000                  50,000
 Inventories                                                                               93,978                  29,759
 Other current assets                                                                       4,938                   1,665
                                                                                       ----------              ----------
    Total current assets                                                                  699,444                 678,850
Furniture and equipment, net                                                               27,859                  21,022
Goodwill and other intangible assets, net of accumulated amortization                     748,283                 843,176
 of $195,517 and $100,432 at December 31, 2000 and June 30, 2000,
 respectively
Other assets, net                                                                          15,874                  17,110
                                                                                       ----------              ----------
                                                                                       $1,491,460              $1,560,158
                                                                                       ==========              ==========

Liabilities, Redeemable Convertible
Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities:
 Accounts payable                                                                      $   51,881              $   22,640
 Accrued liabilities                                                                       41,409                  41,366
 Current portion of capital lease obligations                                                 782                     738
 Deferred revenue                                                                           7,785                   9,276
                                                                                       ----------              ----------
    Total current liabilities                                                             101,857                  74,020
Convertible subordinated notes                                                            400,000                 400,000
Capital lease obligations, net of current portion                                           1,665                   2,069
                                                                                       ----------              ----------
    Total liabilities                                                                     503,522                 476,089
                                                                                       ----------              ----------
Commitments and contingencies
Stockholders' equity:
 Preferred stock, 9,993,700 shares authorized; none outstanding                                59                      58
 Common stock, par value $.001 per share, 200,000,000 shares authorized; 59,066,242 and 58,182,566 shares issued and outstanding at December 31, 2000 and June 30, 2000, respectively
 Additional paid-in capital                                                             1,277,690               1,275,524
 Deferred stock option compensation                                                        (7,620)                 (9,989)
 Accumulated deficit                                                                     (284,703)               (182,524)
 Accumulated other comprehensive income                                                     2,512                   1,000
                                                                                       ----------              ----------
    Total stockholders' equity                                                            987,938               1,084,069
                                                                                       ----------              ----------
                                                                                       $1,491,460              $1,560,158
                                                                                       ==========              ==========

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                            EFFICIENT NETWORKS, INC.
                     Consolidated Statements of Operations
                                  (Unaudited)
                     (In thousands, except per share data)

                                                                         Three Months Ended                 Six Months Ended
                                                                             December 31,                      December 31,
                                                                ---------------------------------   -----------------------------
                                                                        2000            1999             2000             1999
                                                                ---------------------------------   -----------------------------
Net revenues                                                          $102,497         $ 29,609        $ 229,724        $ 42,832

Cost of revenues                                                        68,592           21,219          154,276          32,925
                                                                      --------         --------        ---------        --------
     Gross profit                                                       33,905            8,390           75,448           9,907
                                                                      --------         --------        ---------        --------
Operating expenses:
  Sales and marketing                                                   24,412            4,849           42,676           7,502
  Research and development                                              13,127            6,742           26,176          11,364
  General and administrative                                             4,944            1,284           10,284           2,330
  Stock option compensation                                              1,109            1,219            2,282           2,608
  Amortization of intangibles                                           47,905            7,358           95,085           7,358
  In process research and development charge                                 -            4,970                -           4,970
                                                                      --------         --------        ---------        --------
     Total operating expenses                                           91,497           26,422          176,503          36,132
                                                                      --------         --------        ---------        --------
     Loss from operations                                              (57,592)         (18,032)        (101,055)        (26,225)
Interest income                                                          6,987              685           13,895           1,296
Interest expense and other, net                                         (5,720)               -          (11,449)           (675)
Merger costs                                                                 -                -           (2,958)              -
                                                                      --------         --------        ---------        --------
                                                                      $(56,325)        $(17,347)       $(101,567)       $(25,604)
     Net loss                                                         ========         ========        =========        ========

     Basic and diluted net loss per share of common stock               $(0.96)          $(0.42)          $(1.73)         $(0.69)
                                                                      ========         ========        =========        ========
     Weighted-average shares of common stock outstanding                58,924           41,087           58,696          37,013
                                                                      ========         ========        =========        ========